Exhibit 99.1

ELDORADO RESORTS REPORTS FOURTH QUARTER NET REVENUE

OF $164.1 MILLION AND ADJUSTED EBITDA OF $22.1 MILLION

Full Year 2014 Combined Net Revenue for Eldorado Resorts, LLC and MTR Gaming of $713.7 Million and Adjusted EBITDA of $118.0 Million

Reno, Nev. (March 16, 2015) -- Eldorado Resorts, Inc. (NASDAQ: ERI) (“Eldorado,” “ERI,” or “the Company”) today reported operating results for the fourth quarter and full year ended December 31, 2014.  Net revenues and adjusted EBITDA for all periods summarized below include the operations of MTR Gaming Group, Inc. (“MTR”), which merged with the Company on September 19, 2014, as if the merger occurred on January 1, 2013.  As presented herein, operating income, net income and basic and diluted earnings per share for the three and twelve months ended December 31, 2014 include the results of MTR from September 19, 2014 to December 31, 2014:

	Total Net Revenue (1)

($ in thousands, except per share	Three Months Ended			Twelve Months Ended

data and percentage)	December 31,		%	December 31,		%

	2014	2013	Change	2014	2013	Change

Eldorado Reno	$24,400	$24,407	(0.0)%	$103,695	$106,691	(2.8)%

Eldorado Shreveport	31,838	31,141	2.2%	133,960	140,495	(4.7)%

Scioto Downs	35,329	35,894	(1.6)%	148,480	145,648	1.9%

Mountaineer	40,057	45,405	(11.8)%	184,848	196,912	(6.1)%

Presque Isle Downs	32,471	33,525	(3.1)%	142,717	155,231	(8.1)%

Total Net Revenue (1) (4)	$164,095	$170,372	(3.7)%	$713,700	$744,977	(4.2)%

	Adjusted EBITDA

($ in thousands, except per share	Three Months Ended			Twelve Months Ended

data and percentage)	December 31,		%	December 31,		%

	2014	2013	Change	2014	2013	Change

Eldorado Reno (2)	$1,291	$588	119.6%	$8,000	$10,006	(20.0)%

Eldorado Shreveport	4,158	4,463	(6.8)%	24,142	29,651	(18.6)%

Scioto Downs	11,551	12,223	(5.5)%	49,345	49,441	(0.2)%

Mountaineer	5,240	7,982	(34.4)%	30,412	35,840	(15.1)%

Presque Isle Downs	3,670	3,479	5.5%	19,415	23,336	(16.8)%

ERI Corporate	(1,609)	-	-	(1,609)	-	-

MTR Corporate	(2,209)	(2,701)	(18.2)%	(11,723)	(9,959)	17.7%

Total Adjusted EBITDA (1) (3) (4)	$22,092	$26,034	(15.1)%	$117,982	$138,315	(14.7)%

Operating Income (loss) (4) (5)	$6,450	$(1,035)	$17,555	$22,582

Net (loss) income attributable to ERI (6)	$(10,937)	$7,078	$(14,425)	$18,897

Basic EPS (6)	$(0.24)	$0.30	$(0.48)	$0.81

Diluted EPS (6)	$(0.24)	$0.30	$(0.48)	$0.81

(1)     Revenue and Adjusted EBITDA exclude the Silver Legacy, a joint venture between Eldorado and MGM Resorts.

(2)    The increase in Adjusted EBITDA for Eldorado Reno was attributable to the reallocation of corporate expenses to ERI Corporate in 2014

(3)     Adjusted EBITDA is not a generally accepted accounting principle (“GAAP”) measurement and is presented solely as a supplemental disclosure because the Company believes it is a widely used measure of operating performance in the gaming industry. See “Reconciliation of GAAP Measures to Non-GAAP Measures” below for a definition of Adjusted EBITDA and a quantitative reconciliation of Adjusted EBITDA to net (loss) income, which we believe is the most comparable financial measure calculated in accordance with GAAP.

(4)     The combined basis reflects operations of MTR for periods prior to the merger combined with the operations of Eldorado Resorts, LLC.  Such presentation does not conform with GAAP or the Securities and Exchange Commission rules for pro forma presentation; however, we have included the combined information because we believe it provides a meaningful comparison for the periods presented.

(5)     Operating income for the three months ended December 31, 2014 and 2013 include net charges of $0.6 million and $2.0 million, respectively, related to loss on sale or disposition of property and acquisition charges.  Operating income for the twelve months ended December 31, 2014 and 2013 include net charges of $7.5 million and $3.4 million, respectively, related to loss on sale or disposition of property and acquisition charges.

(6)     Net (loss) income attributable to ERI and basic and diluted EPS for the three and twelve months ended December 31, 2014 include the operating income charges noted in footnote 5 above as well as a net gain of $0.6 million related to the gain on termination of a SERP and loss on early termination of debt in an unconsolidated affiliate. Net (loss) income attributable to ERI and basic and diluted EPS for the twelve months ended December 31, 2013 include the operating income charges noted in footnote 5 above as well as a gain on extinguishment of debt of $12.0 million related to an unconsolidated affiliate.

“The fourth quarter was a transitional period for Eldorado as we continue the integration of MTR and began implementing strategies to derive value from the newly expanded scale and geographic diversity of our property portfolio,” said Gary Carano, Chairman and Chief Executive Officer of Eldorado. “Notwithstanding the impact of new competition in certain markets, we are pleased with our progress to date.  We believe 2015 operating results will highlight the benefits of the strategic rationale for the MTR merger which we completed in September 2014.  Despite harsh and in some cases record cold weather in several of our markets, first quarter results to date have been solid.

“Our strategic priorities in 2015 are focused on three key areas.  First, we are undertaking property enhancements that we believe will deliver attractive returns and drive long-term growth across Eldorado’s portfolio.  These enhancements include new food and beverage offerings at several properties, refreshed offerings and amenities that we believe will strengthen our properties and their competitive positioning.  We have also relocated certain members of Eldorado’s senior management team to be closer to our new MTR properties to implement our industry-leading player service and hospitality practices at these properties. We are also evaluating a range of customer loyalty programs and expect to finalize and begin implementation of a cost-effective, technology-driven single card solution in 2015.

“Second, we have identified several areas to improve property level adjusted EBITDA margins through operating and cost efficiencies and exercising financial discipline throughout the Company without impacting the player experience.  Third, our current capital structure offers opportunities to allocate free cash flow from operations toward reducing leverage and lowering our weighted average cost of capital which, together, will lead to long-term free cash flow growth that supports our goal of enhancing shareholder value.”

Relocation of Senior Eldorado Resorts Management

Gregg Carano, who most recently served as Corporate Director of Food and Beverage at Eldorado Hotel Casino in Reno, Nevada and Eldorado Resort Casino in Shreveport, Louisiana, has relocated to Columbus with two executive chefs. Gregg Carano and his Reno and Shreveport teams significantly improved the quality and breadth of the respective properties’ food and beverage offerings as well as the guest service experience.  The Company expects his relocation to Columbus to build upon the outstanding work being done by the Scioto Downs, Mountaineer Casino and Presque Isle Downs property management teams.  The relocation reflects Eldorado’s commitment to extend the Carano family’s legacy of providing guests with diverse food and beverage options across the property portfolio as well as its strategy to instill its player-focused culture and philosophy of having senior team members serve as ambassadors to players on the casino floor.

Balance Sheet and Liquidity

At December 31, 2014, Eldorado had $87.6 million in cash and cash equivalents, $5.7 million in restricted cash and contractual debt totaling $728.7 million. In the fourth quarter of 2014 MTR repurchased $10.0 million in aggregate principal amount of its 11.25% second lien notes, resulting in annual interest expense savings of $1.2 million.

Tom Reeg, President of Eldorado, added, “We entered 2015 focused on implementing a range of operating strategies aimed at growing revenue and Adjusted EBITDA contributions from our entire property portfolio.  These initiatives include return-focused capital expenditures and facility upgrades totaling approximately $30 million in 2015.  In addition, our 2015 capital allocation priorities also include leverage reduction and we intend to pursue capital structure modifications that, if successful, should reduce our annual interest expense.  Finally, we plan to pursue other transactions with a goal of enhancing long-term shareholder value.”

The table below summarizes the Company’s contractual debt obligations:

($ in millions)	12/31/14	12/31/13

11.5% Senior Secured Notes due 2019	$560.7	$-
8.625% Senior Secured Notes due 2019	$168.0	$168.0

Term Loan under Secured Credit Facility	$-	$2.5

Total Debt	$728.7	$170.5

Cash and cash equivalents	$87.6	$29.8

Summary of 2014 Fourth Quarter and Full Year Property Results and Planned 2015 Enhancements

Nevada

Net revenues of $24.4 million at Eldorado Reno for the quarter ended December 31, 2014 were flat compared to the prior year period while Adjusted EBITDA rose 119.6% to $1.3 million.  The increase in Adjusted EBITDA was attributable to the reallocation of corporate expenses to ERI Corporate in 2014. Net revenues and Adjusted EBITDA for the full year ended December 31, 2014 of $103.7 million and $8.0 million, respectively, compares to net revenues and Adjusted EBITDA of $106.7 million and $10.0 million, respectively, for the full year ended December 31, 2013.

The Company is currently remodeling over 200 rooms in the Skyline Tower at its namesake Eldorado Resort Casino Reno and expects to complete the project in the second quarter of 2015 at a total cost of $3.1 million.

Reno and the surrounding area continue to experience an economic resurgence.  A total of 34 companies relocated to the city and surrounding area in 2014, creating nearly 4,200 jobs and reducing unemployment to 6.4% at the end of the year from a high of 14.2% in 2011.  In September 2014, Tesla Motors announced it would open a battery manufacturing facility in the area which is expected to create 6,500 total permanent jobs.  Tesla’s announcement followed the earlier entry of Apple, Zulily, eBay, Urban Outfitters, Petco and Amazon into the Reno area.  Eldorado is already one of downtown Reno’s leading resort/hotels and the tower upgrade will further position it to benefit as businesses in the science, technology and engineering sectors are attracted to the market and its favorable tax environment continues to drive improvements in the local economy.

Net revenues at Silver Legacy, a joint venture between Eldorado and MGM Resorts, increased 1.4% to $29.6 million in the fourth quarter of 2014 compared to $29.2 million in the fourth quarter of 2013. Silver Legacy’s results, which are included in the Company’s income statement as equity in income of unconsolidated affiliates, are not consolidated in Eldorado’s income statement and are not included in Adjusted EBITDA.  Net revenues for the full year ended December 31, 2014 were $127.1 million compared to net revenues of $125.8 million for the full year ended December 31, 2013.

Ohio

Net revenues at Scioto Downs Racino declined 1.6% to $35.3 million in the fourth quarter of 2014 from $35.9 million in the fourth quarter of 2013. Adjusted EBITDA from the property declined 5.5% to $11.6 million from $12.2 million in the comparable quarter of 2013.  Net revenues and Adjusted EBITDA for the full year ended December 31, 2014 of $148.5 million and $49.3 million, respectively, compares to net revenues and Adjusted EBITDA of $145.6 million and $49.4 million, respectively, for the full year ended December 31, 2013.

The Company is currently undertaking a $9.5 million expansion of Scioto Downs Racino and in December 2014 opened a 5,000 square-foot outdoor smoking patio with 60 video lottery terminals (“VLTs”) at a cost of $2.1 million.  Earlier this month, Eldorado announced that it commenced construction at Scioto Downs of The Brew Brothers, a new $5.9 million microbrewery and restaurant, which is expected to open by the fourth quarter of 2015.  In addition to the smoking patio and The Brew Brothers microbrewery and restaurant, the current Phase II property expansion plan will include a new bakery and snack bar that are expected to open by the fourth quarter of 2015.

In November, a new executive chef joined Scioto Downs Racino and is working with Gregg Carano and the staff to develop and refine the menu and kitchen operations.

West Virginia

Net revenues at Mountaineer Casino, Racetrack & Resort declined 11.8% to $40.1 million in the fourth quarter of 2014 from $45.6 million in the fourth quarter of 2013, reflecting the impact of new competition from a racino that opened in eastern Ohio in the third quarter of 2014.  Adjusted EBITDA from the property declined 34.4% to $5.2 million from $8.0 million in the comparable quarter of 2013.  The decrease in Adjusted EBITDA was primarily due to increased promotional allowances and marketing intended to offset new Ohio gaming competition and continued competitive pressure from existing casinos in the region.  Net revenues and Adjusted EBITDA for the full year ended December 31, 2014 of $184.8 million and $30.4 million, respectively, compares to net revenues and Adjusted EBITDA of $196.9 million and $35.8 million, respectively, for the full year ended December 31, 2013.

In late 2014, the Company completed a $3.8 million upgrade of the 354 room hotel at the property.  Following the completion of the upgrade project, fourth quarter revenue per occupied room (RevPOR) increased 13.5% year over year.  In addition, Gregg Carano and his team have introduced Carano family-style recipes, food and beverage concepts at Mountaineer.

Pennsylvania

Net revenues at Presque Isle Downs & Casino declined 3.1% to $32.5 million in the fourth quarter of 2014 from $33.5 million in the fourth quarter of 2013.  Adjusted EBITDA increased 5.5% to $3.7 million from $3.5 million in the comparable quarter of 2013.  The higher EBITDA in the fourth quarter was achieved despite the impact of new gaming competition in Ohio and continued competitive pressure from existing casinos in the region.  Net revenues and Adjusted EBITDA for the full year ended December 31, 2014 of $142.7 million and $19.4 million, respectively, compares to net revenues and Adjusted EBITDA of $155.2 million and $23.3 million, respectively, for the full year ended December 31, 2013.

Eldorado has significant plans for Presque Isle Downs, which was the sole gaming offering in the region when it commenced gaming operations in February 2007.  Reflecting increased competition and Eldorado’s commitment to food, beverage and hospitality excellence, the Company intends to invest approximately $5.0 million in property upgrades in 2015.

The plans contemplate a reconfiguration of the gaming floor that will include the addition of a center bar with flat-screen televisions, along with sound and light features, the renovation of the high-limit gaming area, a full redesign of the property’s La Bonne Vie Steakhouse entrance and exterior façade and a refresh of the existing casino bar at the property.  These upgrades and renovations are expected to be completed by the third quarter of 2015.  In addition, Eldorado also plans to replace 115 slot machines at Presque Isle Downs in 2015 with the latest offerings.

In January, a new executive chef joined Presque Isle Downs and is working with Gregg Carano and the staff to revamp the menu, kitchen operations and guest satisfaction.

Louisiana

Net revenues at Eldorado Shreveport increased 2.2% to $31.8 million in the fourth quarter of 2014 compared to $31.1 million in the fourth quarter of 2013. Adjusted EBITDA from the property declined to $4.2 million from $4.5 million in the comparable quarter of 2013.  Net revenues and Adjusted EBITDA for the full year ended December 31, 2014 of $134.0 million and $24.1 million, respectively, compares to net revenues and Adjusted EBITDA of $140.5 million and $29.7 million, respectively, for the full year ended December 31, 2013.

Since acquiring the former Hollywood Casino Shreveport in 2005 out of bankruptcy, the Company has made significant capital investments in the property’s gaming, F&B and hotel operations to effect its strategies for offering market-leading amenities combined with high levels of guest interactions. As a result, there are limited project cap-ex plans for Eldorado Shreveport in 2015, though the casino cage will be relocated to make room for an expanded and updated casino floor bar.

Reconciliation of GAAP Measures to Non-GAAP Measures

Adjusted EBITDA (defined below), a non GAAP financial measure, has been presented as a supplemental disclosure because it is a widely used measure of performance and basis for valuation of companies in our industry and we believe that this non GAAP supplemental information will be helpful in understanding the Company’s ongoing operating results.  Adjusted EBITDA represents (losses) earnings before interest expense (income), income tax expense (benefit), depreciation and amortization, (loss) gain on the sale or disposal of property, loss on property donation, other regulatory gaming assessment costs, loss on asset impairment, project opening costs, acquisition/strategic transaction costs, loss (gain) on modification, early retirement or extinguishment of debt and equity in (income) loss of unconsolidated affiliate, to the extent that such items existed in the periods presented.  Adjusted EBITDA is not a measure of performance or liquidity calculated in accordance with U.S. GAAP, is unaudited and should not be considered an alternative to, or more meaningful than, net income (loss) as an indicator of our operating performance.  Uses of cash flows that are not reflected in Adjusted EBITDA include capital expenditures, interest payments, income taxes, debt principal repayments and certain regulatory gaming assessments, which can be significant.  As a result, Adjusted EBITDA should not be considered as a measure of our liquidity.  Other companies that provide EBITDA information may calculate EBITDA differently than we do.  The definition of Adjusted EBITDA may not be the same as the definitions used in any of our debt agreements.

Fourth Quarter Conference Call

Eldorado will host a conference call at 4:30 p.m. ET today.  Senior management will discuss the financial results and host a question and answer session.  The dial in number for the audio conference call is 719/785-1765, conference ID 7205297 (domestic and international callers).  In addition, a live audio webcast of the call will be accessible to the public on Eldorado’s web site, http://www.eldoradoresorts.com/ and a replay of the webcast will be archived on the site for 90 days following the live event.

About Eldorado Resorts, Inc.

Eldorado Resorts, Inc. (NASDAQ: ERI) is a casino entertainment company that owns and operates six properties in five states, including Eldorado Resort Casino and Silver Legacy Resort Casino (a 50/50 joint venture with MGM Resorts International) in Reno, NV; Eldorado Resort Casino in Shreveport, LA; Scioto Downs Racino in Columbus, OH; Mountaineer Casino Racetrack & Resort in Chester, WV; and Presque Isle Downs & Casino in Erie, PA. For more information, please visit www.eldoradoresorts.com.

Forward-Looking Statements

~~All statements included in this press release, other than historical information or statements of historical fact, are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward looking statements, including statements regarding the Company’s future operating performance; future growth; ability to obtain financing; the financial results of the Company for the first quarter of 2015; ability to implement strategies to improve revenues and operating margins at the Company’s properties, reduce costs and debt; the ability of the Company to continue to meet its financial and other covenants governing its indebtedness; the expected benefits of the Company’s marketing programs; and the Company’s anticipated future capital expenditures; are based on management’s current expectations and are subject to risks, uncertainties and changes in circumstances that could significantly affect future results. Accordingly, Eldorado cautions that the forward-looking statements contained herein are qualified by important factors and uncertainties that could cause actual results to differ materially from those reflected by such statements.  Such factors and uncertainties include, but are not limited to: (a) the ability of the Company and MTR to promptly and effectively integrate their respective businesses; (b) the outcome of any legal proceedings involving the Company and its subsidiaries that may be, or have been, instituted; (c) the Company’s ability to retain certain key employees; (d) the effects of intense competition in the gaming industry generally and, in particular, in the Company’s markets; (e) risk that new gaming operations or gaming activities will be established and will result in additional competition; (f) general economic conditions and the impact of the economy on discretionary spending and the Company’s business; (g) the Company’s substantial indebtedness and the effect of our significant debt service requirements on our operations; (h) the Company’s ability to comply with the covenants in our debt documents and refinance our outstanding indebtedness; (i) the impact of extensive regulation from gaming and other governmental authorities; and (j) other risks, including those as may be detailed from time to time in the Company’s filings with the Securities and Exchange Commission (the “SEC”). For more information on the potential factors that could affect the Company’s financial results and business, review the Company’s filings with the SEC, including, but not limited to, its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K.~~

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements include statements regarding our strategies, objectives and plans for future development or acquisitions of properties or operations, as well as expectations, future operating results and other information that is not historical information.  When used in this press release, the terms or phrases such as “anticipates,” “believes,” “projects,” “plans,” “intends,” “expects,” “might,” “may,” “estimates,” “could,” “should,” “would,” “will likely continue,” and variations of such words or similar expressions are intended to identify forward-looking statements.  Forward-looking statements speak only as of the date they are made, and we assume no duty to update forward-looking statements.  Although our expectations, beliefs and projections are expressed in good faith and with what we believe is a reasonable basis, there can be no assurance that these expectations, beliefs and projections will be realized.  There are a number of risks and uncertainties that could cause our actual results to differ materially from those expressed in the forward-looking statements which are included elsewhere in this press release.  Other factors beyond those listed below could also adversely affect us.  Such risks, uncertainties and other important factors include, but are not limited to: our substantial indebtedness and significant financial commitments could adversely affect our results of operations and our ability to service such obligations; we may not be able to refinance our substantial outstanding indebtedness on terms that are satisfactory to us, or at all; restrictions and limitations in agreements governing our debt could significantly affect our ability to operate our business and our liquidity; our facilities operate in very competitive environments and we face increasing competition; our dependence on our Nevada, Louisiana, West Virginia, Pennsylvania and Ohio casinos for substantially all of our revenues and cash flows; our operations are particularly sensitive to reductions in discretionary consumer spending and are affected by changes in general economic and market conditions; our gaming operations are highly regulated by governmental authorities and the cost of complying or the impact of failing to comply with such regulations; the inability to realize cost savings or revenues or to implement integration plans and other consequences associated with mergers and acquisitions, including the recent merger with MTR Gaming Group, Inc.; increases in gaming taxes and fees in jurisdictions in which we operate; risks relating to pending claims or future claims that may be brought against us; changes in interest rates and capital and credit markets; our ability to comply with certain covenants in our debt documents; the effect of disruptions to our information technology and other systems and infrastructure; construction factors relating to maintenance and expansion of operations; our ability to attract and retain customers; weather or road conditions limiting access to our properties; the effect of war, terrorist activity, natural disasters and other catastrophic events; and the intense competition to attract and retain management and key employees in the gaming industry.

In light of these and other risks, uncertainties and assumptions, the forward-looking events discussed in this press release might not occur.  These forward-looking statements speak only as of the date of this press release, even if subsequently made available on our website or otherwise, and we do not intend to update publicly any forward-looking statement to reflect events or circumstances that occur after the date on which the statement is made, except as may be required by law.

Contact:
Thomas Reeg	Joseph N. Jaffoni, Jennifer Neuman
President	JCIR

Eldorado Resorts, Inc.	212/835-8500
775/328-0112	eri@jcir.com

investorrelations@eldoradoresorts.com

- tables follow -

ELDORADO RESORTS, INC.

CONSOLIDATED BALANCE SHEETS

($ in thousands)

	December 31, 2014	December 31, 2013
ASSETS
Current Assets:
Cash and cash equivalents	$87,604	$29,813
Restricted cash	5,734	305
Accounts receivable, net	7,112	3,240
Due from affiliates	362	430
Inventories	7,234	3,109
Prepaid expenses and other	9,447	2,532
Total current assets	117,493	39,429
Restricted cash	2,500	5,000
Investment in and advances to unconsolidated affiliates	14,009	18,349
Property and equipment, net	456,139	180,342
Gaming licenses and other intangibles, net	491,913	20,574
Non-operating real property	16,419	-
Goodwill	66,826	-
Other assets, net	10,031	6,488
Total assets	$1,175,330	$270,182

LIABILITIES AND STOCKHOLDERS’ AND MEMBERS’ EQUITY
Current Liabilities:
Current portion of long-term debt	$-	$2,500
Current portion of capital lease obligations	32	225
Accounts payable	12,184	6,762
Interest payable	27,469	633
Income taxes payable	137	-
Accrued gaming taxes and assessments	12,998	2,447
Accrued payroll	9,441	4,568
Accrued other liabilities	26,788	7,764
Deferred income taxes	2,608	-
Due to affiliates	187	248
Total current liabilities	91,844	25,147
Long-term debt, less current portion	778,827	168,000
Capital lease obligations, less current portion	3	35
Deferred income taxes	144,439	-
Other liabilities	8,595	1,425
Total liabilities	1,023,247	194,607

Stockholders’ Equity
Paid-in capital	165,857	73,803
Accumulated deficit	(14,425)	-
Accumulated other comprehensive income	87	1,772
Total stockholders’ of ERI, Inc.	151,519	75,575
Non-controlling interest	103	-
Total stockholders’ equity	151,622	75,575
Total liabilities and stockholders’ equity	$1,175,330	$270,182

ELDORADO RESORTS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

($ in thousands, except per share data)

(unaudited)

	Three Months Ended		Twelve Months Ended
	12/31/14	12/31/13	12/31/14	12/31/13
Revenues:
Casino	$ 142,568	$ 42,622	$ 298,848	$ 192,379
Pari-mutuel	1,540	-	1,986	-
Food and beverage	22,885	14,607	68,233	60,556
Hotel	7,260	5,784	28,007	26,934
Other	5,683	2,819	13,198	10,384
	179,936	65,832	410,272	290,253
Less: Promotional allowances	(15,841)	(10,284)	(48,449)	(43,067)
Net operating revenues	164,095	55,548	361,823	247,186

Expenses:
Casino	83,915	24,155	167,792	101,913
Pari-mutuel	1,891	-	2,411	-
Food and beverage	14,522	7,147	37,411	28,982
Hotel	2,567	1,779	8,536	7,891
Other	3,601	1,910	9,348	7,290
Marketing and promotions	7,834	4,667	21,982	17,740
General and administrative	27,339	10,839	63,355	43,713
Depreciation and amortization	15,086	4,031	28,643	17,031
Total operating expenses	156,755	54,528	339,478	224,560

Loss on sale or disposition of property	(81)	(228)	(84)	(226)
Acquisition charges	(495)	(1,757)	(7,411)	(3,173)
Equity in net income of unconsolidated affiliates	(314)	(70)	2,705	3,355
Operating Income (loss)	6,450	(1,035)	17,555	22,582

Other income (expense):
Interest Income	5	4	18	16
Gain on termination of SERP of unconsolidated affiliate	715	-	715	-
Loss on early retirement of debt	(90)	-	(90)	-
Unconsolidated affiliate gain on extinguishment of debt, net	-	11,980	-	11,980
Interest expense	(17,341)	(3,871)	(30,752)	(15,681)
Total other income/expense	(16,711)	8,113	(30,109)	(3,685)

(Loss) income before income taxes	(10,261)	7,078	(12,554)	18,897
Provision for income taxes	(573)	-	(1,768)	-
Net (loss) income	(10,834)	7,078	(14,322)	18,897

Non-controlling interest	(103)	-	(103)	-

Net (loss) income attributable to ERI	$ (10,937)	$ 7,078	$ (14,425)	$ 18,897

Net (loss) income per share of common stock:
Basic	$ (0.24)	$ 0.30	$ (0.48)	$ 0.81
Diluted	$ (0.24)	$ 0.30	$ (0.48)	$ 0.81
Weighted average number of shares outstanding:
Basic	46,441,249	23,311,492	29,901,405	23,311,492
Diluted	46,441,249	23,311,492	29,901,405	23,311,492

ELDORADO RESORTS, INC.

SUMMARY INFORMATION AND RECONCILIATION OF

NET INCOME (LOSS) TO ADJUSTED EBITDA

($ in thousands)

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013
Eldorado Reno
Net income (loss) (1)	$(5,687)	$7,504	$(8,655)	$8,971
Interest Expense, net of interest income	1,188	1,208	4,772	4,865
Provision for income taxes	4,173	-	1,054	-
Depreciation and amortization	2,018	2,021	7,951	8,318
Equity in (income) losses of unconsolidated affiliates	314	70	(2,705)	(3,355)
Loss on sale or disposal of property	-	8	-	14
Gain on extinguishment of debt of unconsolidated affiliate	-	(11,980)	-	(11,980)
Acquisition charges	-	1,757	6,298	3,173
Gain on termination of supplemental retirement plan of unconsolidated affiliate	(715)	-	(715)	-
Adjusted EBITDA	$1,291	$588	$8,000	$10,006

Eldorado Shreveport
Net income (loss) (1)	$(599)	$(426)	$5,001	$9,926
Interest expense, net of interest income	2,652	2,659	10,654	10,800
Benefit for income taxes	(44)	-	-	-
Depreciation and amortization	2,068	2,010	8,403	8,713
Loss on sale or disposal of property	81	220	84	212
Adjusted EBITDA	$4,158	$4,463	$24,142	$29,651

ERI Corporate (2)
Net loss	(1,659)	-	(1,659)	-
Acquisition charges	50	-	50	-
Provision (benefit) for income taxes	-	-	-	-
Adjusted EBITDA	$(1,609)	$-	$(1,609)	$-

Scioto Downs (3)
Net income	$7,628	$8,585	32,974	34,553
Interest expense, net of interest income	19	22	75	83
Provision for income taxes	470	227	2,595	1,224
Depreciation and amortization	3,434	3,389	13,692	13,581
Loss on sale or disposal of property	-	-	9	-
Adjusted EBITDA	$11,551	$12,223	$49,345	$49,441

Mountaineer (3)
Net income	$565	$5,766	$18,307	$26,976
Interest expense, net of interest income	(1)	(4)	(1)	(6)
(Benefit) provision for income taxes	(144)	(15)	209	(15)
Depreciation and amortization	4,822	2,224	11,934	8,925
(Gain) loss on sale or disposal of property	(2)	11	(37)	(40)
Adjusted EBITDA	$5,240	$7,982	$30,412	$35,840

Presque Isle Downs (3)
Net income	$1,165	$655	$6,986	$12,949
Interest expense, net of interest income	-	(1)	(2)	(3)
Provision for income taxes	4	610	3,194	2,472
Depreciation and amortization	2,501	2,055	8,852	7,918
Regulatory gaming assessments	(2)	201	175	(78)
Loss (gain) on sale or disposal of property	2	(41)	210	78
Adjusted EBITDA	$3,670	$3,479	$19,415	$23,336

ELDORADO RESORTS, INC.

SUMMARY INFORMATION AND RECONCILIATION OF

NET INCOME (LOSS) TO ADJUSTED EBITDA

($ in thousands)

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013
MTR Corporate (3)
Net loss	$(15,711)	$(22,108)	$(83,559)	$(83,609)
Interest expense, net of interest income	13,478	17,372	65,068	69,465
(Benefit) provision for income taxes	(525)	385	(2,049)	(214)
Depreciation and amortization	14	8	42	34
Loss on sale or disposal of property	-	-	2	-
Loss on debt modification and extinguishment	90	-	90	-
Acquisition charges	445	1,642	8,683	4,365
Adjusted EBITDA	$(2,209)	$(2,701)	$(11,723)	$(9,959)

Adjusted EBITDA
Net income (loss)	$(14,298)	$(24)	$(30,605)	$9,766
Interest Expense, net of interest income	17,336	21,256	80,566	85,204
Provision for income taxes	3,934	1,207	5,003	3,467
Depreciation and amortization	14,857	11,707	50,874	47,489
Equity in (income) losses of unconsolidated affiliates	314	70	(2,705)	(3,355)
Loss on sale or disposal of property	81	198	268	264
Gain on extinguishment of debt of unconsolidated affiliate	-	(11,980)	-	(11,980)
Acquisition charges	495	3,399	15,031	7,538
Loss on debt modification and extinguishment	90	-	90	-
Gain on termination of supplemental retirement plan of unconsolidated affiliate	(715)	-	(715)	-
Regulatory gaming assessments	(2)	201	175	(78)
Combined Adjusted EBITDA (4)	$22,092	$26,034	$117,982	$138,315

(1)

Excludes intercompany management fees revenues earned by Eldorado Reno and expensed by Eldorado Shreveport amounting to $2.3 million in for the year ended December 31, 2014 and $3.0  million for the years ended December 31, 2013.

(2)	Amount comprises corporate expenses incurred subsequent to the Merger Date net of a $1.5 million allocated reimbursement paid by MTR Gaming in December 2014.

(3)	Information for MTR Gaming Group, Inc. for periods prior to the Merger are based on MTR Gaming’s Annual Reports on Form 10-K for the years ended December 31, 2014 and 2013 as filed with the SEC.

(4)

The combined basis reflects operations of MTR Gaming for periods prior to the Merger combined with the operations of Resorts. Such presentation does not conform with U.S. GAAP or the SEC’s rules for pro forma presentation; however, we have included the combined information because we believe it provides a meaningful comparison for the periods presented.